UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 7, 2016 (October 5, 2016)

Date of Report (Date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1624 Market Street, Suite 201, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(720) 442-0052
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Unless otherwise provided in this Current Report, all references to “we,” “us,” “our,” or the “Company” refer to the Registrant, MassRoots, Inc.

Item 3.02

Unregistered Sales of Equity Securities

The information set forth below relating to the conversion of the Notes discussed in Item 8.01 of this Current Report is incorporated herein by reference. The issuance of the securities was made pursuant to Section 4 (a) (2) of the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering and Holders (defined below) are accredited investors.

Item 5.02

Compensatory Arrangements of Certain Officers

On October 5, 2016, the Company’s Board of Directors (“Board”), upon the recommendation of the Company’s Compensation Committee, approved adjustments to several officers’ compensation packages. Specifically, in connection with the Board’s expense reduction initiatives, the Board approved (i) a decrease of the annual salary of the Company’s President and Chief Executive Officer, Isaac Dietrich, to $95,000 per year from $130,000 per year; (2) a decrease of the annual salary of the Company’s Chief Operating Officer, Dan Hunt, to $90,000 per year from $130,000 per year; and (iii) a decrease of the annual salary of the Company’s Chief Technology Officer, Lance Galey, to $60,000 per year from $150,000 per year.

In addition to the salary decrease, Mr. Galey agreed to waive $51,785 in salary which he had earned but deferred payment of in connection with the Board’s approval of the grant, pursuant to the Company’s 2016 Equity Incentive Plan (“2016 Plan”), to Mr. Galey of an 600,000 unvested restricted shares of the Company’s common stock (the “Stock Award”) and unvested options to purchase up to 600,000 shares of the Company’s common stock with an exercise price of $0.51 which will expire ten years from issuance (the “Option Award”). The Stock Award will vest as follows: (i) 300,000 shares will vest on October 3, 2016 and (i) 50,000 shares will vest on the first day of each month from November 2016 through April 2017. If the Company terminates the employment of Mr. Galey prior to the full vesting of the Stock Award and Option Award, or in the event of a change of control, merger, or similar event affecting the Company, all remaining unvested options and shares will vest immediately. The Option Award will vest as follows: (i) options to purchase up to 300,000 shares of common stock will vest on October 3, 2016 and (ii) options to purchase up to 50,000 shares of common stock will vest on the first day of each month from November 2016 through April 2017. In addition to the vesting restrictions, under the 2016 Plan, no shares may be issued pursuant to the Stock Award and no options granted under the Option Award may be exercised until shareholder approval of the 2016 Plan is effective, which expected to be 40 days following October 5, 2016, or approximately November 15, 2016.

Item 8.01

Other Events

As previously discussed in the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 21, 2016, on September 15, 2016, the Company defaulted on its six month convertible secured promissory notes (the "Notes") that were issued on March 14, 2016 to certain accredited investors (the “Holders”). The default was due to the fact that it had failed to pay the outstanding principal amounts which had come due under the Notes on their maturity date.

On October 7, 2016, the Company issued a press release entitled “MassRoots’ March 2016 Convertible Debt Repaid In Full” which announced that the Company had completed the repayment to the Holders of all outstanding principal and other amounts due under the Notes. Since the issuance of the Notes on March 14, 2016, the Company made payment to the Holders of (i) an aggregate of $1,479,298 in cash and (ii) pursuant to the right of conversion of the Notes, issued an aggregate of 2,377,861 shares of the Company’s common stock at a conversion price equal to 65% of the average of the three trading days with the lowest daily weighted average prices of the Company’s common stock occurring during the fifteen days prior to September 14, 2016. The Company believes that it has completed all of its obligations under the Notes and is no longer in default under the Notes or any related agreements. The Notes are being retired.

A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated October 7, 2016 entitled “MassRoots’ March 2016 Convertible Debt Repaid In Full.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MassRoots, Inc.

Date: October 7, 2016	By:	/s/ Isaac Dietrich
Isaac Dietrich
Chief Executive Officer